UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 6, 2022

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, 4th Floor Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	EPZM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 6, 2022, Shefali Agarwal, the Executive Vice President, Chief Medical and Development Officer of Epizyme, Inc. (the “Company”), resigned from the Company to pursue other business opportunities. Following her resignation, Dr. Agarwal will serve as a senior medical consultant to the Company and, in that capacity, as the Company’s acting Chief Medical and Development Officer.

Dr. Agarwal has agreed to provide these consulting services under a consulting agreement entered into on April 6, 2022 by and among the Company, Dr. Agarwal and BioStrategy, LLC, a Massachusetts limited liability company (“Consultant”), whose sole member is Dr. Agarwal (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Consultant has agreed to provide consulting services to the Company as reasonably requested by the Company for a one-year period, which period may be extended or modified upon good faith discussions by and subject to mutual consent of the Company and Consultant (the “Consultation Period”). Either party may terminate the Consulting Agreement at any time upon 30 days’ notice. The effectiveness of the Consulting Agreement is subject to Dr. Agarwal’s execution and non-revocation of a standard release of claims following her resignation.

Under the Consulting Agreement, Consultant will (a) receive an advance of $250,000 (the “Advance”); (b) receive a monthly fee of $20,833 per month (the “Fees”); (c) be eligible for a performance bonus of up to $500,000, based on Consultant’s performance, her support of financial and strategic objectives of the Company and the achievement of specified corporate goals (the “Performance Bonus”); (d) be eligible for additional bonuses that may total up to $2,000,000 upon the achievement during the Consultation Period of agreed upon financial and strategic objectives of the Company; (e) receive payment on Dr. Agarwal’s behalf, subject to Dr. Agarwal’s eligibility for continued coverage under COBRA, of the share of the premium for such coverage under COBRA that is paid by the Company for active similarly-situated employees who receive the same type of coverage until the earlier of (i) the end of the Consultation Period and (ii) June 30, 2022; and (f) be reimbursed for reasonable and necessary travel expenses incurred in connection with the performance of the services under the Consulting Agreement. In connection with Dr. Agarwal’s resignation, she will cease to be entitled to rights under the terms of the offer letter with Dr. Agarwal dated June 18, 2018 and the Company’s Executive Severance and Change in Control Plan. Accordingly if the Consulting Agreement is terminated by the Company (other than for a material breach) following a Change in Control (as defined in the Executive Severance and Change in Control Plan) and prior to the first anniversary of the effective date of the Consulting Agreement, then Consultant will be entitled to receive the Fees until April 6, 2023 and the Performance Bonus, and any of Dr. Agarwal’s options or restricted stock units that are not then vested shall vest and, if applicable, become exercisable in full. The payment or receipt of each of these post-consulting termination benefits is subject to Dr. Agarwal’s execution and non-revocation of a standard release of claims at the time.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which will be filed with the Securities and Exchange Commission (the “SEC”) in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: April 6, 2022	By:	/s/ John Weidenbruch
John Weidenbruch
Senior Vice President, General Counsel and Secretary